U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): January 23, 2009
AMB PROPERTY CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	001-13545	94-3281941

(State or other jurisdiction of	(Commission file number)	(I.R.S. employer identification
incorporation)		number)

Pier 1, Bay 1, San Francisco, California	94111
(Address of principal executive offices)	(Zip code)
415-394-9000
(Registrants’ telephone number, including area code)
                             n/a
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION.
On January 23, 2009, we issued a press release entitled “AMB Property Corporation Provides Update for the Fourth Quarter and Year-End 2008 Results.” A copy of the press release is attached hereto as Exhibit 99.1. This section and the attached exhibit are provided under Item 2.02 of Form 8-K and are furnished to, but not filed with, the U.S. Securities and Exchange Commission.
ITEM 8.01 OTHER EVENTS.
On January 23, 2009, we announced that we will incur charges in the fourth quarter 2008 related to the valuation of our development program as well as our recently completed reduction in personnel. We also provided updates on our fourth quarter 2008 development gains, leasing, and financing activity.
Impairment Charges
          We conducted a comprehensive review of our land holdings and development assets in connection with the preparation of our fourth quarter 2008 financial results. To the extent that the book value of a land parcel or development asset exceeded the fair market value of the property, based on its intended holding period, a non-cash impairment charge was recognized for the shortfall. For the fourth quarter and year ended 2008, we expect to recognize non-cash impairment charges of approximately $204 million or $2.01 per share. These charges represent preliminary estimates and were not previously included in our earnings guidance for the year ended December 31, 2008. Components of the impairment charges are as follows:
▪	We examined the estimated fair value of all of our assets under development and assets held for sale or contribution. The estimated fair value of each of these assets was calculated based upon our intent to sell or contribute these properties, assumptions regarding rental rates, costs to complete, lease-up and holding periods and sales prices or contribution values. We expect to incur an impairment charge of approximately $97 million or $0.96 per share related to these assets which had an investment cost basis of $734 million.
▪	To determine the fair market value for our land holdings, we considered our intent to sell or to develop the parcels and, in the case of the latter, assumptions regarding rental rates, costs to complete, lease-up and holding periods and sales prices or contribution values were taken into account. We expect to incur impairment charges of approximately $95 million or $0.94 per share related to these parcels which had an investment cost basis of $300 million.

▪	We expect to incur charges of approximately $12 million or $0.12 per share to write-off pursuit costs related to development projects we no longer plan to commence and to establish a reserve against tax assets associated with a reduction of development activities. These charges are consistent with our previously stated decision to curtail development activities.
          The impairment charges were principally a result of increases in estimated capitalization rates and deterioration in market conditions that adversely impacted values. These non-cash charges do not impact our liquidity, cost and availability of credit or affect our continued compliance with our various financial covenants under our credit facilities and unsecured bonds.
Restructuring Costs
To position us to meet the challenges of the current business environment, we implemented more than a 22 percent reduction in our global headcount and cost structure which is projected to result in a 20 percent savings in net general and administrative (G&A) expenses. These restructuring costs, a third of which are non-cash, total approximately $14 million or $0.14 per share and include costs associated with severance, office closures and the termination of certain contractual obligations.
Development Gains
We expect development gains of $3 million or approximately $0.03 per share compared to our prior forecast of $20 to $25 million, or $0.20 to $0.25 per share for the fourth quarter of 2008. The shortfall in development gains from our prior guidance was primarily attributable to the non-occurrence of an anticipated sale of a parcel of land that was previously under a sales contract. In preparation for the sale, the land was rezoned for retail use which we expect may enhance its value from its former industrial designation.
Leasing Activity
We achieved a new leasing record of approximately 8.3 million square feet (768,300 square meters) of our development pipeline in 2008, compared to 8.2 million square feet (761,800 square meters) of development leasing in 2007.
Additionally, we leased more than 23.8 million square feet (2.2 million square meters) in our global operating portfolio during 2008, maintained an average occupancy of 94.9 percent throughout the year and was 95.1 percent occupied at December 31, 2008.

Capital Markets
We successfully refinanced, extended and obtained new financings during the fourth quarter, including:
▪	Resolved our 2008 maturities of $106 million by refinancing and extending debt in Japan and China by one year

▪	Converted $84 million of short-term debt into five-year non-recourse mortgage debt for AMB Europe Fund I, at a floating rate which was 5.39 percent as of December 31, 2008

▪	Closed on $97 million non-recourse loan in Japan, with a three-year term and a floating rate priced at a rate of less than 3 percent as of December 31, 2008. The proceeds were used to pay down the Japanese Yen line of credit
As of December 31, 2008, we had approximately $934 million of capacity consisting of $224 million of consolidated cash and cash equivalents and $710 million of availability on our lines of credit.
We are an owner, operator and developer of industrial real estate, focused on major hub and gateway distribution markets in the Americas, Europe and Asia. As of December 31, 2008, we owned, or had investments in, on a consolidated basis or through unconsolidated joint ventures, properties and development projects expected to total approximately 160 million square feet (14.9 million square meters) in 49 markets within 15 countries. We invest in properties located predominantly in the infill submarkets of our targeted markets. Our portfolio is comprised of High Throughput Distribution® facilities—industrial properties built for speed and located near airports, seaports and ground transportation systems.
Forward Looking Statements
Some of the information included in this report contains forward-looking statements, such as the extent of impairment charges and charges to write-off pursuit costs and to establish reserves against tax assets, the estimated fair value of assets and land holdings, our intent to sell, develop or contribute properties, our assumptions regarding rental rates, lease-up periods, costs to complete, holding periods and sales prices, expectations regarding future liquidity, availability and cost of credit, balance sheet capacity, cash flow, financial position, debt maturity schedules, options to extend debt, debt capacity, compliance with financial covenants, future development gains, actions regarding development deployment and expenses, future development funding costs and future development completions, long-term value enhancement of rezoned properties, projected G&A savings and our ability to meet future customer needs and economic challenges, which are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future events. The events or circumstances reflected in forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak only as of the date of this report or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults on or non-renewal of leases by customers or renewals at lower than expected rent, increased interest rates and operating costs, or greater than expected capital expenditures, our failure to obtain necessary outside financing, re-financing risks, risks related to our obligations in the event of certain defaults under co-investment ventures and other debt, risks related to debt and equity security financings (including dilution risk), difficulties in identifying properties to acquire and in effecting acquisitions, our failure to successfully integrate acquired properties and operations, our failure to divest properties on advantageous terms or to timely reinvest proceeds from any divestitures, risks and uncertainties affecting property development, value-added conversions and construction (including construction delays, cost overruns, our inability to obtain necessary permits and public opposition to these activities), our failure to qualify and maintain our status as a real estate investment trust, risks related to our tax structuring, failure to maintain our credit agency ratings, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in general economic conditions or in the real estate sector, decreasing real estate valuations and impairment charges, inflation risks, changes in real estate and zoning laws or other local, state and federal regulatory requirements, a continued or prolonged downturn in the U.S., California, or the global economy, risks related to doing business internationally and global expansion, costs of opening offices globally, risks of changing personnel and roles, losses in excess of our insurance coverage, unknown liabilities acquired in connection with acquired properties or otherwise and increases in real property tax rates. Our success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes, various market conditions and fluctuations and those other risk factors discussed under the heading “Risk Factors” and elsewhere in our most recent annual report on Form 10-K for the year ended December 31, 2007 and our quarterly report on Form 10-Q for the quarter ended September 30, 2008.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
        (d) Exhibits:

Exhibit
Number	Description

99.1	AMB Property Corporation Press Release dated January 23, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMB Property Corporation (Registrant)
Date: January 23, 2009	By:	/s/ Tamra D. Browne
Tamra D. Browne
Senior Vice President, General Counsel and Secretary

  Exhibits

Exhibit
Number	Description

99.1	AMB Property Corporation Press Release dated January 23, 2009.